ARROW FINANCIAL CORPORATION

DIRECTORS DEFERRED COMPENSATION PLAN

(Amendment and Restatement Effective January 1, 2009)

Purpose

Arrow Financial Corporation (the “Company”) adopted the Arrow Financial Corporation Directors Deferred Compensation Plan (the “Plan”) to provide non-employee Directors the opportunity to defer director fees and to receive the benefit of additions to their deferrals. Any deferrals under the Plan prior to January 1, 2005, and additions thereon, will continue to be subject to the terms of the Plan as in effect on October 3, 2004 and applicable law as in effect prior to January 1, 2005.  With respect to deferrals under the Plan on and after January 1, 2005, such deferrals, and the additions thereon, were administered in accordance with the Company’s good faith interpretation of compliance with Section 409A of the Code (as defined below), based on available guidance and as may have been documented in draft plan documents, forms, or communications.  Effective January 1, 2009, deferrals on or after January 1, 2005, and the additions thereon, will be administered in accordance with the terms of this restated Plan document, Section 409A and the final regulations thereunder.

Definitions

“Affiliate” means any corporation or other business entity that from time to time is, along with the Company, a member of a controlled group of businesses, as defined in Sections 414(b) and 414(c) of the Code, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such test.  A corporation or other business entity is an Affiliate only while a member of such group.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Arrow Financial Corporation.

“Disability” means the Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“ERISA” the Employee Retirement Income Security Act of 1974, as amended.

“Separation from Service” means separation from service as a Director with the Company and its Affiliates, as the term “separation from service” is defined in Code Section 409A and the regulations thereunder (generally, a decrease in the performance of services to no more than 20% of the average for the preceding 36-month period, and disregarding leave of absences up to six months where there is a reasonable expectation the Director will return).

Eligibility

Any non-employee Director of the Company or a subsidiary of the Company may participate in the Plan.  It is intended that the amounts deferred under the Plan, and accumulated interest thereon, will not be deemed taxable income to the participating Director, and will not be deductible compensation from the standpoint of the Company, until such amounts are actually distributed.

Deferral Elections

Under the Plan, any participating Director may elect in writing on or before December 31 of any calendar year to defer receipt of all or any portion of the fees receivable by such Director in the following calendar year for serving on the Board of Directors of the Company or any subsidiary thereof or on any Committee of any such Board.  Once made, a deferral election continues to be in effect for all ensuing calendar years unless and until the participating Director, by written notice, amends the election (to defer a greater or lesser amount of compensation) or terminates the election or until such person incurs a Separation from Service.  An amendment or termination of a deferral election will take effect only as of the commencement of the ensuing calendar year.

Accounts

The Company maintains for each Director participating in the Plan a separate Plan account.  The account is credited with the dollar amount of deferrals, together with accrual of interest thereon from time to time at a rate equal to the highest rate currently being paid on individual retirement accounts by the Company’s subsidiary, Glens Falls National Bank and Trust Company.

Time and Form of Payment

When a participating Director incurs a Separation from Service for any reason, deferred amounts and accumulated interest thereon in the Director’s Plan account will be distributed to such Director in a single lump sum or in such number of equal annual installment payments not to exceed five (5) years, as such Director shall have designated in his initial deferral election under the Plan (or any updated election as permitted by the Plan).  Such lump sum payment or the first of such installment payments shall be made on the date of such Director’s Separation from Service.  However, a payment will be treated as made on the date of such Director’s Separation from Service if it is made no later than the later of (i) the 15th day of the third calendar month following the date of such Director’s Separation from Service, or (ii) a date after Separation from Service within the same calendar year in which the date of the Director’s Separation from Service occurred.

A participating Director will be permitted one opportunity to change the form of payment initially elected under the Plan provided that (i) such election will not take effect until 12 months after the date on which the election is made; (ii) the commencement of the payment or payments must be deferred for at least 5 years after the date such payment or payments would otherwise have commenced; and (iii) such election must be made at least 12 months before the date the payment or payments would otherwise have commenced.

Disability or Financial Hardship

In the case of Disability or an unforeseeable emergency, the Board, upon written request, shall permit the immediate distribution of all or any portion of the amount in the Director’s Plan account, whether or not the Director shall have incurred a Separation from Service.  A distribution will be on account of an unforeseeable emergency if the Director or a beneficiary of the Director has incurred a severe financial hardship resulting from (i) an illness or accident of the Director or the Director’s spouse or dependent (as defined in Internal Revenue Code Section 152(a)),or beneficiary, (ii) loss of the Director’s property due to casualty, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director or beneficiary, as permitted under Code Section 409A and the regulations thereunder.  The distribution cannot exceed the amount required to meet such needs (including taxes reasonably anticipated as a result of  the distribution), to the extent that such hardship may not be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Director’s or Beneficiary’s assets, to the extent the liquidation of such assets would not itself cause several financial hardship, or (iii) from cancellation of the Director’s deferral election under the Plan.

Death

Upon death of a participating Director prior to full distribution of amounts in the Director’s Plan account, all remaining amounts in the Plan account shall be distributed to the beneficiary or beneficiaries designated by the Director, or in lieu of such designation to the estate of the Director, in a lump sum payment.  Such lump sum payment shall be made no later than the later of (i) the 15th day of the third calendar month following the date the Director’s death, or (ii) a date after the date of Death within the same calendar year in which the date of the Director’s death occurred.

Amendment and Termination of Plan

The Company reserved the right at any time, in its discretion to amend the Plan.  The Company, in its discretion, may terminate the Plan, and distribute all vested accrued benefits, subject to the restrictions set forth in Treas. Reg. §1.409A-3(j)(4).  A termination of the Plan must comply with the provisions of Section 409A of the Code and the regulations and guidance promulgated thereunder, including, but not limited to, restrictions on the timing of final distributions and the adoption of future deferred compensation arrangements.

Administration

The Board of the Company shall have the sole responsibility for the administration of the Plan and, except as herein expressly provided, the Board shall have the exclusive right to interpret the provisions of the Plan and to determine any question arising hereunder or in connection with the administration of the Plan, including the eligibility of any Director to participate in the Plan and the remedying of any omission, inconsistency, or ambiguity, and its decision or action in respect thereof shall be conclusive and binding upon any and all Directors, former Directors, spouses, heirs, distributees, executors, administrators, and assigns.  The Board may delegate its duties as Plan administrator to an officer or employee of the Company or one of its subsidiaries. No member of the Board or any other individual to whom administrative authority is delegated under the Plan shall be entitled to act on or decide any matters relating solely to himself or any of his rights or benefits under the Plan.

The Company shall indemnify all officers and employees assigned any powers or duties under the Plan in accordance with the terms of the Company’s Certification of Incorporation and By-Laws of the Company, as the same may be amended and restated from time to time, or by separate agreement signed by the Company.   Any individual who is employed by the Company and who is acting as agent of the Company shall serve without compensation for services as such, but all proper expenses incurred by the individual incident to the functioning of the Plan shall be paid by the Company upon submission to the Board of confirming documentation.

Non-Alienation of Benefits

No amounts payable under the Plan shall be subject in any manner to anticipation, assignment, or voluntary or involuntary alienation.  Notwithstanding the above, the Company may distribute all or a portion of a Director’s account to the extent necessary to comply with a court-approved settlement incident to divorce.

Governing Law

The terms and provisions of the Plan shall be construed according to the principles, and in the priority, as follows:  first, in accordance with the meaning under, and which will bring the Plan into conformity with, section 409A of the Code; and secondly, in accordance with the laws of the State of New York to the extent not preempted by federal law.  The Plan shall be deemed to contain the provisions necessary to comply with such laws.  If any provision of the Plan shall be held illegal or invalid, the remaining provisions of the Plan shall be construed as if such provision had never been included.

Funding

The Company shall be under no obligation whatsoever to fund any amounts due under the Plan.  Directors shall be treated as general, unsecured creditors of the Company with respect to amounts credited to their accounts.

Successors

The liabilities under the Plan shall be binding upon any successor, assign, or purchaser of the Company or any purchase of substantially all of the assets of the Company.

Compliance with Internal Revenue Code Section 409A

Notwithstanding any of the preceding provisions of the Plan to the contrary, no Plan provisions shall be operative to the extent it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II).